<PRE>
                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT entered into as of April 13, 2000 (the "Effective Date") by and between THERAGENICS CORPORATION, a Delaware corporation (hereinafter called the "Company") and M. CHRISTINE JACOBS, an individual residing at 2460 Peachtree Road, N.W., Apartment 1804, Atlanta, Georgia 30305 (hereinafter called the "Executive").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Company and the Executive desire to enter into an employment agreement to establish the rights and obligations of the Executive and the Company in such employment relationship;

         WHEREAS, the terms of this Agreement have been approved by the Compensation Committee and ratified by the Board of Directors of the Company;

         NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the Company and the Executive hereby mutually agree as follows:

1.  Employment and Duties.  The Company  hereby  employs the Executive,  and the
    ---------------------
Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. The Executive shall serve the Company as its President and Chief Executive Officer. In such capacity, the Executive shall have all powers, duties, and obligations as are normally associated with such position. The Executive shall further perform such other duties related to the business of the Company as may from time to time be reasonably requested of her by the Company's Board of Directors. The Executive shall devote all of her skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company except for:

                  (a) time spent in managing her personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of her responsibilities to the Company, and;

                  (b)      periods of vacation to which she is entitled.

Executive shall promptly notify the Company of her election or appointment to any corporate, civic or charitable boards or committees on or after the date of this Agreement.

2. Term of  Employment.  The term of employment  (the "Term") shall begin on the
   -------------------
Effective Date and shall expire on the third anniversary of the Effective Date, subject, however, to prior termination or to extension, as herein provided. On each anniversary of the Effective Date while this Agreement is in force, the term of this Agreement shall automatically be extended so that the new term of the Agreement expires three years from such date, unless either party notifies the other party in writing of an intent not to renew at least ninety (90) days prior to the applicable anniversary of the Effective Date.

3. Base Salary. Executive shall receive an initial annual base salary (the "Base
   -----------
Salary") of $300,000, which shall be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee") and which may be increased, but not decreased, by the Company during the term of this Agreement. (The $300,000 rate of Base Salary has been effective since January 1, 1999.) Upon completion of its annual review of Executive's Base Salary, the Compensation Committee of the Board shall discuss its findings, conclusions and reasons for any action taken or not taken with the Executive. In the event that the Company increases the Executive's initial Base Salary, the amount of the initial Base Salary, together with any increase(s), shall be her Base Salary. The Base Salary shall be payable in equal installments, in accordance with the Company's regular payroll practices.

4. Bonus. For each fiscal year of the Company,  ending after the date hereof and
  ------
during which she is employed by the Company on the last day of the fiscal year, the Executive shall be eligible to receive an annual bonus ("Annual Bonus") under the bonus plan established by the Compensation Committee for the Executive. The actual amount of the Annual Bonus shall be determined based on performance goals established in writing by the Compensation Committee within the first ninety (90) days of each fiscal year and the same shall be provided in writing to the Executive promptly thereafter.

5. Fringe  Benefits.  The Company shall further  provide the Executive  with all
   -----------------
health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays, expense reimbursement policies, moving and relocation policies, and such other fringe benefits of employment as the Company may provide from time to time to actively employed senior executives of the Company who are similarly situated. Notwithstanding the preceding provisions of this Paragraph 5, during the term of this Agreement (including extensions thereof) the Company shall provide the Executive as denoted below:

         (a) reimbursement for all reasonable expenses incurred by the Executive in connection with the conduct of the Company's business on presentation of reasonable and appropriate receipts and in accordance with the Company's regular reimbursement policy applicable to senior executives;

         (b)a minimum of four (4) weeks of paid vacation per year; and

         (c) perquisites with an annual value of up to $40,000, as requested by Executive and approved by the Board or the Compensation Committee thereof, provided that the Compensation Committee may not unreasonably withhold its consent of any perquisite up to the $40,000 limit; and

         (d) an individual disability insurance policy, provided at the Company's expense in addition to the long-term disability plan maintained by the Company generally for its employees, which provides long-term disability payments equal to such maximum insurable amount of the Executive's total average monthly compensation as the Compensation Committee of the Board of Directors determines can be purchased at no more than reasonable cost to the Company.

6. Stock Options. Executive received a grant of stock options on August 26, 1999
   -------------
to purchase 180,000 shares of common stock of the Company, which are incentive stock options to the maximum extent permitted by the tax law, pursuant to the Company's stock option plan. Subject to the requirements of Section 9 hereof, the stock options generally vest at a rate of one-third of the total number of shares for each year the Executive remains employed by the Company after the Effective Date (defined in Section 2 hereof) and will be evidenced by a stock option agreement in the standard form used by the Company for executive officers at the time of the grant.

7. Retirement Benefit.   On or before  December  31, 1999 and each  December 31
   -------------------
thereafter, the Company will pay an annual payment of $35,000, before any taxes that may be payable by the Executive thereon, to the Executive to be used and invested by the Executive in her discretion to the end of producing retirement income. Payment pursuant to this Section 7 shall be paid in cash as soon as practicable after the year for which the payment is due, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive. Such amount will be in addition to any employer contribution made by the Company to a tax-qualified retirement plan on Executive's behalf.

8. Disability.  During any period that the Executive fails to perform her duties
  ------------
hereunder as a result of incapacity due to a Disability ("Disability Period"), the Executive shall continue to receive her Base Salary at the rate then in effect for such period until her employment is terminated pursuant to Section 9; provided, however, that payments of Base Salary made to the Executive pursuant to this Section 8 shall be reduced by the sum of the amounts, if any, that were payable to the Executive for such period under any disability benefit plan or plans of the Company or the disability policy referred to in Section 5(d) hereof.

9.     Termination of Employment.
      --------------------------

     (a)       Termination  of  Employment  by the Company.  The  Executive's
               -------------------------------------------
  employment hereunder may be terminated by the Company without any breach of this Agreement under the following circumstances:

                  (i)      Without  Cause.  The Company may terminate  the
                           --------------
               Executive's  employment  hereunder without Cause.

                  (ii)     Cause.  The Company may terminate the Executive's
                           -----
               employment hereunder for Cause.

                  (iii)    Death or Disability. The Executive's employment
                           -------------------

               hereunder shall terminate upon her death, and may be terminated by the Company in the event of her Disability for a continuous period of at least one-hundred eighty (180) days. If Executive becomes subject to a Disability which is expected to last for a continuous period of at least one hundred eighty
               (180) days, the Company may appoint an acting Chief Executive Officer of the Company during such one hundred eighty (180) day period without any breach of this Agreement; provided, that Executive shall be entitled to continue receiving Base Salary and benefits under this Agreement during such one hundred eighty (180) day period.

     (b)      Termination  of Employment by Executive.  The Executive may
              ---------------------------------------
   terminate her  employment at any time with or without Good Reason.

     (c) Notice of Termination. Any termination of the Executive's employment by the Company hereunder, or by the Executive other than termination upon the Executive's death, shall be communicated by written Notice of Termination to the other party.

10.  Amounts Payable Upon Termination of Employment.
     ----------------------------------------------

     (a) Termination by the Company Without Cause or by the Executive for Good Reason. In the event Executive's employment is terminated by the Company without Cause or by the Executive for Good

Reason or as a result of the Term expiring as a result of the Company giving a notice of nonrenewal pursuant to Section 2 hereof, Executive shall be entitled to the following payments and benefits:

              (i) payment of all Accrued Obligations in a lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination;

             (ii) payment of an amount equal to two (2) times the sum of current Base Salary plus Annual Bonus paid in the most recently completed fiscal year, except in the case of a termination within one (1) year after a Change in Control, in which case the amount shall be equal to three (3) times the sum of average Base Salary plus average Annual Bonus paid in the most recently completed three (3) fiscal years;

            (iii) immediate vesting of all outstanding options, stock grants, shares of restricted stock and any other equity incentive compensation; provided, that the stock options shall be exercisable only until the earlier to occur of (A) five (5) years from the date of the Executive's termination, or (B) the date the option would have otherwise expired if the Executive had not terminated employment; and

             (iv) disability and other welfare plan benefits (other than continued group long-term disability coverage) for Executive and Executive's family, which are generally available to executives of the Company, for a period of two
     (2) years from the Date of Termination at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

     (b) Termination by Executive Other Than for Good Reason or by the Company for Cause. In the event that the Executive's employment is terminated by Executive other than for Good Reason or by the Company for Cause, the Executive shall be entitled only to the payments and benefits set forth below:

             (i) as of the Date of Termination, any Base Salary that is accrued but unpaid, any vacation that is accrued but unused and any business expenses that are unreimbursed; and

            (ii) any other rights and benefits (if any) provided under plans and programs of the Company (excluding any bonus program), determined in accordance with the applicable terms and provisions of such plans and programs.

     (c)    Disability.  If the Executive's employment is terminated due to
            ----------
Disability, Executive shallbe entitled to the following payments and benefits:

             (i) payment of all Accrued Obligations in a lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination;

             (ii) immediate vesting of all stock options granted to the Executive one (1) year or more prior to the Date of Termination (measured from the date of grant of each such stock option) and immediate vesting of a prorated portion of all stock options granted to Executive within one (1) year prior to the Date of Termination prorated in the proportion that the number of days expired from the date of grant of such stock options to the Date of Termination bears to three hundred sixty-five (365), all of which options shall be exercisable only until the earlier to occur of (A) five (5) years from the date of the Executive's termination, or (B) the date the option would have otherwise expired if the Executive had not terminated employment, and

              (iii) disability and other welfare plan benefits (other than continued group long-term disability coverage) for Executive and Executive's family, which are generally available to executives of the Company, for a period of two
     (2) years from the Date of Termination at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

                  Notwithstanding any other provision hereof, if Executive dies prior to the time that all payments described in this Section 10(c) have been completed, such payments and benefits shall be paid to the Executive's estate.

     (d)      Death. If the Executive's  employment is terminated by death,
              -----
the Executive's estate shall be entitled to the following payments and benefits:

              (i) payment of all Accrued Obligations in a lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination; and

                           (ii) immediate  vesting of all stock options  granted
                  to the Executive one (1) year or more prior to the date of her death (measured from the date of grant of each such stock option) and immediate vesting of a prorated portion of all stock options granted to Executive within one (1) year prior to the date of her death prorated in the proportion that the number of days expired from the date of grant of such stock options to the date of her death bears to three hundred sixty-five (365), all of, which options shall be exercisable only until the earlier to occur of (A) five (5) years from the date of the Executive's death, or (B) the date the option would have otherwise expired if the Executive had not died.

                  (e)  No  Duty  to   Mitigate   Damages.   After  any  Date  of
         Termination, the Executive shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by the Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement.

                  (f) Set-off. Notwithstanding any other provision hereof, any item paid or payable under Section 10 of this Agreement shall be reduced by any amount paid or payable to the Executive and the Executive's family with respect to the same type of payment actually made or to be made to her under any severance plan or policy now maintained or at any time in the future maintained by the Company. For this purpose, any payment under this Agreement or any severance plan or policy made over time shall be discounted to present value at the Interest Rate before reducing any payment under this Agreement by any amount paid or payable to the Executive under such severance plan or policy.

11.      Restrictive Covenants.  The Executive agrees that, during the term of
         ---------------------
this Agreement, including any extension thereof, and for a period of two (2) years thereafter, she shall not, directly or indirectly:

                  (a) within the Area, on the Executive's own behalf, or in the service of or on behalf of others, engage in or provide services substantially similar to those services she provides for the Company for a Competing Business. For purposes of this Section 11(a), the Executive acknowledges that the Business of the Company is conducted in the Area;

                  (b) on Executive's own behalf or in the service of or on behalf of any other person or entity, solicit or divert, or attempt to solicit or divert, to a Competing Business, any person or entity who was an actual or actively sought prospective client or customer of the Company, with whom the Executive had material contact during the last two (2) years of employment with the Company or about whom the Executive acquired Confidential Information during the Executive's last two (2) years of employment with the Company, or any representative of any such client or customer; and

                  (c) on the Executive's own behalf or in the service of or on behalf of others, solicit, divert or hire or attempt to solicit, divert or hire or assist anyone else in soliciting, diverting or hiring any person who, at any time within the period commencing one year prior to the Date of Termination and ending two (2) years after the Date of Termination, was, is or shall be an employee of the Company (whether or not such employment is full-time or is pursuant to a written contract with the Company).

         12.      Ownership and Protection of Proprietary Information.
                  ---------------------------------------------------

                  (a) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to her by the Company, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

                  (b) Return of Company Property. Upon request by the Company, and in any event upon termination of the employment of the Executive with the Company for any reason, as a prior condition to receiving any final compensation hereunder (including payments under Section 10 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive's custody, control or possession.

                  (c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two (2) years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the Georgia Trade Secrets Act of 1990, O.C.G.A. ss. 10-1-760, et seq.

         13.      Certain Further Payments by the Company

                  (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Company or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive, at the time specified in Section 13(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

                  (b) Determining  Excise Tax. For  purposes of  determining
                      -----------------------
         whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                           (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code)
                  shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Company's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control Date, shall be the Company's independent certified public accountants appointed prior to the Change of Control Date, or tax counsel selected by such accountants (the "Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount", or such "parachute payments" are otherwise not subject to such Excise Tax, and

                           (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (c)      Applicable  Tax Rates and  Deductions. For  purposes
                          -------------------------------------
          of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

                           (i) to  pay  federal  income  taxes  at  the  highest
                  applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

                           (ii) to pay any  applicable  state and  local  income
                  taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income), and

                           (iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

                  (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until an actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for a refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 13(d) above.

         14.      Acknowledgement; Remedies.
                  -------------------------

                  (a) Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred to the Company under Sections 11 and 12 of this Agreement, and hereby acknowledges and agrees that the same are reasonable in time, necessary to protect the business, interests and properties of the Company, are designed to eliminate competition which would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

                  (b) In the event of any violation of the provisions of Sections 11 or 12 of this Agreement by Executive, the parties hereby recognize and acknowledge that remedy at law will be inadequate and the Company may suffer irreparable injury. Accordingly, Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company's rights under such Sections. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. In addition, any breach of the covenants contained in Sections 11 or 12 hereof shall be treated the same as a termination by the Company for Cause and shall entitle the Company to cease the provision of any welfare plan benefits being afforded to the Executive or her family after the termination of her employment with the Company, cease any payments to be made to the Executive pursuant to this Agreement in connection with such termination (other than accrued and unpaid Base Salary and vacation) or recover from the Executive any payments made to the Executive under this Agreement in respect of such termination (other than accrued Base Salary and vacation). In no event shall such actions preclude the Company from any equitable relief to which it may otherwise be entitled and such remedies shall be cumulative.

         15. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

         16. Full Settlement. Except as provided in Section 14, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not take place, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which she would have been entitled to receive at such date had she terminated her employment voluntarily at such date under this Agreement.

         17.      Definitions.
                  -----------

                  (a) "Accountants" shall have the meaning set forth in
         Section 13(b).
                            -----------

                  (b) "Accrued Obligations" shall mean (i) the Executive's full Base Salary through the Date of Termination, (ii) any unpaid but accrued Annual Bonus, (iii) the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Company and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365, (iv) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay for the current year not yet paid by the Company, (v) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Company and (vi) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company described in Section 5(a).

                  (c)      "Affiliated  Company"  shall mean any company
                            -------------------
         controlling,  controlled  by or under  common control with the Company.

                  (d)      "Annual Bonus" shall have the meaning set forth in
                            ------------
         Section 4.
                  (e)      "Area" shall mean the United States.
                            ----

                  (f)      "Base Salary" shall have the meaning set forth in
                            -----------
         Section 3.
                  (g)      "Board" shall mean the Board of Directors of the
                            -----
         Company.
                  (h) "Business of the Company" shall mean any business that involves the manufacture, production, sale, marketing, promotion, exploitation, development or distribution of radiological devices used in the treatment of cancer or implantable devices used in the treatment of cancer.

                  (i)      "Cause" shall mean either:
                            -----

                           (i) any act that constitutes, on the part of the Executive, fraud or dishonesty that directly results in material injury to the Company or an act that constitutes a felony;

                           (ii) Executive's conduct as the President and Chief Executive Officer of the Company is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board reasonably and in good faith; or

                           (iii) the Executive otherwise materially breaches this Agreement;

                  provided, however, that in the case of Clause (ii) or (iii) above, such conduct shall not constitute Cause unless the Board shall have delivered to the Executive notice setting forth with specificity
         (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action, and the Executive shall not have taken such specified remedial action within such specified reasonable time.

                  (j)      A "Change of Control" means:
                              -----------------

                           (i) the  acquisition  by any  individual,  entity  or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty-five percent (35%) as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five percent (35%) or more of the Outstanding Company Voting Securities; or

                           (ii)   individuals   who,  as  of  the  date  hereof,
                  constitute  the Board (the  "Incumbent  Board")  cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                           (iii) the approval by the shareholders of the Company
                  of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                           (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in her capacity as Executive (or as a director of the Company or a Subsidiary, where applicable).

                  (k) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

                  (l)      "Code" shall mean the Internal Revenue Code of 1986,
                            ----
         as amended.

                  (m)      "Company Information" means Confidential Information
                           -------------------
         and Trade Secrets.

                  (n) "Competing Business" means any person, firm, corporation, joint venture or other business entity which is engaged in the Business of the Company (or any aspect thereof) within the Area.

                  (o) "Confidential Information" means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a trade secret under applicable law) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through her employment with the Company and which has value to the Company and is not generally known to its competitors and which is designated by the Company as confidential. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company; (ii) has been independently developed and disclosed to the general public by others; or (iii) otherwise enters the public domain through lawful means.

                  (p)      "Date of Termination" shall mean
                            -------------------

                           (i) If the Executive's employment is terminated by her death, the date of her death.

                           (ii) If the  Executive's  employment is terminated by
                  the Company as a result of Disability pursuant to Paragraph 9(a)(i), the date that is thirty (30) days after Notice of Termination is given; provided, the Executive shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period.

                           (iii) If the Executive  terminates her employment for
                  Good Reason  pursuant to Paragraph  9(b), the date that is ten
                  (10) days after Notice of Termination is given (provided that the Company does not cure the event which gives the Executive Good Reason during the ten (10) day period).

                           (iv) If the Executive terminates her employment other
                  than for Good Reason, the date that is two (2) weeks after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

                           (v) If the  Executive's  employment  is terminated by
                  the Company without Cause pursuant to Section 9(a)(iii), the date that is two (2) weeks after Notice of Termination is given.

                           (vi) If the  Executive's  employment is terminated by
                  the Company for Cause pursuant to Paragraph 9(a)(ii), the date on which the Notice of Termination is given.

                  (q) "Disability" shall mean physical or mental illness which would entitle the Executive to receive full long-term disability benefits under the Company's long-term disability plan on terms substantially similar to those of the long-term disability plan as in effect on the date of this Agreement.

                  (r)      "Excise Tax" shall have the meaning as set forth in
                            ----------
         Section 13(a).

                  (s) "Good Reason" shall mean the occurrence of one of the following events which occurs without the Executive's consent (provided the Company does not cure such event on a retroactive basis to the extent possible within ten (10) days following its receipt of the Executive's Notice of Termination):

                           (i) The  Executive's  title,  position,  authority or
                  responsibilities (including reporting responsibilities and authority) are changed in a materially adverse manner.

                           (ii) The  Executive's  base salary is reduced for any
                  reason other than in connection with the termination of her employment.

                           (iii) For any reason  other than in  connection  with
                  the termination of the Executive's employment, the Company materially reduces any fringe benefit provided to the Executive under Section 5 below the level of such fringe benefit provided generally to other actively employed similarly situated executives of the Company. Notwithstanding the foregoing, if the Company agrees to fully compensate the Executive for any such material reduction for a period ending on the earlier to occur of (A) the date such fringe benefit is no longer provided to other actively employed similarly situated executives of the Company or (B) four (4) years, then such event shall not constitute Good Reason.

                           (iv) A change of over  fifty (50) miles in either the
                  Executive's principal place of employment or the headquarters of the Company from its present location.

                           (v) The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

                           (vi)     The occurrence of a Change of Control.

                  Notwithstanding the foregoing, the occurrence of one of the events in Paragraphs (i) through (vi) hereof shall not be considered Good Reason for the Executive's termination, unless the Executive delivers a Notice of Termination pursuant to Paragraph 9(c) hereof, within sixty (60) days after the Executive has actual notice of the occurrence of any of the events listed in Paragraphs (i) through (vi) hereof.

                  (t) "Interest Rate" shall mean the interest rate payable on one-year Treasury Bills in effect on the day that is thirty (30) business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

                  (u) "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (v)      "Subsidiary" shall mean any majority owned subsidiary
                            ----------
         of the Company.


                  (w)      "Tax Reimbursement Payment" shall have the meaning
                            -------------------------
         set forth in Section 13(a).

                  (x) "Trade Secrets" means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         18. Assignment and Survivorship of Benefits. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

         19. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

                  If to the Company:

                                    Theragenics Corporation
                                    5203 Bristol Industrial Way
                                    Buford, Georgia  30518
                                    Attn: Chief Financial Officer

                  with a copy to:

                                    Powell, Goldstein, Frazer & Murphy LLP
                                    Sixteenth Floor
                                    191 Peachtree Street, N.E.
                                    Atlanta, Georgia  30303
                                    Attn:  Richard Miller, Esq.


                  If to the Executive:

                                    M. Christine Jacobs
                                    2460 Peachtree Road, N.W.
                                    Apartment 1804
                                    Atlanta, Georgia 30305

                  with a copy to:

                                    Lightmas & Delk
                                    Suite 1150
                                    The Peachtree
                                    1355 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309
                                    Attn:  Frank Lightmas, Esq.

         20.      Indemnification.  The Executive  shall be indemnified by the
                  ---------------
Company, to the extent provided in the case of officers under the Company's Certificate of Incorporation or Bylaws.

         21. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

         22. Enforcement of Rights. All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the

Executive in connection with seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.

         In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to four (4) percentage points over the Interest Rate in effect as of the date the payment was first due.

         23. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Georgia. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

         24. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement. This Agreement terminates any and all prior Agreements relating to the terms of Executive's employment including, but not limited to, the agreement between the parties hereto dated August 1, 1996, notwithstanding any provisions therein which would purport to apply after the term of that agreement.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESSETH WHEREOF, the parties have executed this Agreement on the date first above written.

                                     THERAGENICS CORPORATION

                                     By: /s/ Bruce W. Smith
                                     ----------------------

ATTEST:                              Title: Executive Vice President, Secretary,
                                     ------------------------------------
/s/ Ronald A. Warren                 Treasurer and Chief Financial Officer
---------------------                -------------------------------------

Title: Assistant Secretary

         [CORPORATE SEAL]

                                     EXECUTIVE:


                                     /s/ M. Christine Jacobs
                                     -----------------------
                                     M. CHRISTINE JACOBS

</PRE>